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                                                                  EXHIBIT 99.13
                            United States Steel LLC
                             to be converted into
                        United States Steel Corporation

                              Offers to Exchange
         % Senior Quarterly Income Debt Securities (SQUIDSSM) due 2031 for the following securities (the "Outstanding Securities"):

        6.50% Cumulative Convertible Preferred Stock of USX Corporation
                            (CUSIP No. 902905 1819)

   6.75% Convertible Quarterly Income Preferred Securities (QUIPSSM) of USX
                                Capital Trust I
                            (CUSIP No. 903339 E201)

 8.75% Cumulative Monthly Income Preferred Shares, Series A (MIPS(R)), of USX
                                  Capital LLC
                            (CUSIP No. P96460 1031)

 EACH OF THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
 NEW YORK CITY TIME, ON        , 2001, UNLESS EARLIER TERMINATED OR EXTENDED
 BY US.

                                                                         , 2001

To Holders of Certificated Shares of
 6.50% Cumulative Convertible Preferred Stock of USX Corporation:

  United States Steel LLC, which is currently a wholly owned subsidiary of USX Corporation, is offering to exchange:

  . $50 principal amount of our % Senior Income Debt Securities due 2031 ("SQUIDS"), for each validly tendered and accepted share of 6.50% Cumulative Convertible Preferred Stock of USX Corporation ("6.50% Preferred Stock"), plus a cash payment for accrued but unpaid dividends;

  . $50 principal amount of SQUIDS, for each validly tendered and accepted 6.75% Convertible Quarterly Income Preferred Security of USX Capital Trust I, plus a cash payment for accrued but unpaid distributions; and

  . $25 principal amount of SQUIDS, for each validly tendered and accepted 8.75% Cumulative Monthly Income Preferred Share, Series A, of USX Capital LLC, plus a cash payment for accrued but unpaid dividends.

  The exchange offers are made on the terms and are subject to the conditions
set forth in our prospectus dated       , 2001 (the "Prospectus"), and the
accompanying Letters of Transmittal, including the minimum condition that at least $150 million face amount of Outstanding Securities, in the aggregate, are validly tendered and not withdrawn in the exchange offers. We will accept up to an aggregate of $365 million face amount of Outstanding Securities in the exchange offers, so long as immediately following the exchange offers, there remains outstanding at least $5 million face amount of each series of the Outstanding Securities. We reserve the right to extend, amend or terminate the exchange offers.
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SQUIDSSM and QUIPSSM are service marks and MIPS(R) is a registered trademark of Goldman, Sachs & Co.
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  The enclosed Prospectus and the accompanying Letter of Transmittal and
Notice of Guaranteed Delivery are being forwarded to you as the holder of certificated shares of 6.50% Preferred Stock. If you wish to tender your shares in the exchange offers, you should complete and sign the yellow Letter of Transmittal and deliver it, together with your stock certificate(s), to the Exchange Agent at the address set forth on the back cover of the Prospectus.
The delivery must be received by the Exchange Agent prior to        , 2001, or
such later date as the exchange offers may be extended (the "Expiration Date"). You may also tender your shares of 6.50% Preferred Stock by contacting your broker, or setting up an account with a broker, and instructing such broker to tender your shares of 6.50% Preferred Stock by book-entry transfer to the account of the Exchange Agent through the Automated Tender Offer Program ("ATOP") of the Depository Trust Company, as described in the Prospectus. The ATOP procedures must be completed prior to the Expiration Date.

  The Prospectus and Letters of Transmittal provide for payment to Soliciting Dealers of a solicitation fee of 2% of the face amount of accepted Outstanding Securities solicited by such Soliciting Dealer. In order to receive such fee, a Soliciting Dealer must be designated, as set forth in the Prospectus, in the Letter of Transmittal or agent's message by the holders of Outstanding Securities accepted in the exchange offers.

  Mellon Investor Services LLC and Goldman, Sachs & Co. have been appointed Information Agent and Dealer Managers, respectively, for the exchange offers. Any inquiries you may have with respect to the exchange offers should be addressed to the Information Agent or the Dealer Managers at the respective addresses and telephone numbers as set forth on the back cover of the Prospectus. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                          Very truly yours,

                                          UNITED STATES STEEL LLC

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